Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") entered into this ___ day of June, 2006 between PREMIER ENTERTAINMENT BILOXI LLC, D/B/A HARD ROCK HOTEL & CASINO BILOXI ("Employer" or the "Company") and Robert Callaway ("Executive"). Hereinafter, Employer or Company and Executive may be referred to collectively as "Parties."

         In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged by the Company and Executive, the Parties agree as follows:

         1. EMPLOYMENT

                  A. Employer hereby employs Executive as the General Counsel for the Company, and in such other capacities and with such other responsibilities as Employer shall determine, and Executive hereby accepts such employment upon the terms and conditions hereafter set forth.

                  B. So long as Executive is employed by the Company, Executive shall devote his best efforts to his employment and shall perform such duties consistent with his position and in those assigned or delegated to him by Employer. Executive will devote substantially all of his working time and attention to the business and related interests of Employer except as otherwise agreed to by Employer pursuant to Paragraph 1C below. Furthermore, Executive agrees Employer may not only direct him to perform some or all of his duties hereunder for the benefit of the Company, but also for the benefit of any of its subsidiaries, affiliates, successors or assigns. Such an event shall not be deemed a breach of this Agreement provided the Company and/or its subsidiaries, affiliates, successors, or assigns continue to honor all obligations to Executive hereunder without any reduction in compensation.

                  C. So long as Executive is employed by the Company, Executive shall not, without prior written consent of Employer, directly or indirectly:

                          (1) Other than in the performance of duties naturally
inherent in Employer's business and related interests, and in furtherance thereof as otherwise provided in this Agreement, render service of a business, professional or commercial nature to any person or firm, whether for compensation or otherwise, but this prohibition shall not be construed to prevent the Executive from investing his assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph (2) below:

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                          (2) Engage in any activity competitive with or adverse
to Employer's business or related interests, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly except that the ownership of not more than one percent (1%) of the stock of any publicly-traded corporation shall not be deemed violative of this subparagraph (2);

                          (3) Be engaged by or hold any interest in any entity
which conducts business with or acts as consultant or advisor to Employer, whether alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that ownership of not more than one percent (1%) of the stock of any publicly-traded corporation shall not be deemed violative of this subparagraph (3).

         2. TERM

         Subject to the provisions for termination specified below in Paragraphs 6, 7, and 8, the term of this Agreement shall be one (1) year, beginning on June 5, 2006 and ending on June 4, 2007 (the "Term"). If Executive remains an employee of Employer following the end of the Term, in the absence of a new written employment agreement between Employer and Executive, such employment will be at-will at Executive's then-current Base Salary.

         3. COMPENSATION

                  A. During the Term, Executive shall receive from Employer a salary at the annual rate of One Hundred Seventy Thousand Dollars ($170,000.00), to be paid, subject to customary withholding, in equal installments at such payment intervals as are the usual custom of Employer, but not less often than semi-monthly (the "Base Salary"). Executive acknowledges ten percent (10%) of the Base Salary is being paid in consideration for the covenants set forth in Paragraph 5 below. The Base Salary shall be subject to annual review by Employer, although any determination to increase the Base Salary shall be within Employer's sole discretion.

                  B. It is further understood by Executive and Employer that Executive shall be eligible to participate in Employer's bonus program in effect for executive personnel of Employer from time to time. Thereunder, Executive shall be entitled to receive a bonus in the sole discretion of Employer.

                  C. In further consideration of Executive entering into this Agreement, Executive shall be paid the sum of Twelve Thousand Five Hundred Dollars ($12,500.00), with such sum to be paid as soon as sufficient funds are available from Hurricane Katrina related insurance proceeds or within ninety
(90) days of the date of this Agreement, whichever is earlier.


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         4. VACATION AND OTHER BENEFITS

         Executive shall be entitled to vacation in accordance with Employer's policies, as well as to participate in all benefit programs in effect or which may be developed for similarly situated executive personnel of Employer from time to time, including, without limitation, a deferred compensation plan, a stock purchase and/or appreciation plan, 401K, life and health (including medical and dental as well as long and short term disability) insurance. Upon submission of reasonable documentation, Executive shall also be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his responsibilities, as well as the promotion of Employer's business.

         5. COVENANTS AND CONFIDENTIAL INFORMATION

                  A. Executive agrees that for the applicable period specified below in Paragraph 5B, he will not, directly or indirectly, do any of the following:

                          (1) Own, manage, control, or participate in the
ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, with any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which is competitive with or adverse to Employer's business or related interests; provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed a violation of this covenant;

                          (2) Solicit or induce any person who is an employee,
officer, agent or customer of Employer to terminate said relationship;

                          (3) Employ, assist in employing, or otherwise
associate in business with any employee or officer of Employer, unless authorized by the Compliance Committee;

                          (4) Disclose, divulge, discuss, copy or otherwise use
or suffer to be used in any manner in competition with or contrary to the interest of Employer, the customer lists, inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of Employer, it being acknowledged by Executive that all such information regarding Employer developed, compiled or obtained by or furnished to Executive while he shall have been employed by or associated with Employer is confidential information and the exclusive property of Employer.

                  B. The provisions of subparagraphs 5A (1), 5A (2) and 5A (3) shall apply to Executive so long as Executive is employed by the Company. In the event Executive is terminated during the Term for "cause" (as defined in


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Paragraph 7 below), or otherwise voluntarily discontinues employment with the
Company during the Term, the provisions of subparagraphs 5A (1), 5A (2), and 5A
(3) shall be operative for a period of ninety (90) days from the date of such termination or discontinuation of employment. In the event Executive is terminated during or after the Term without "cause" (as provided below in Paragraph 8), the provisions of 5A(1), 5A(2), and 5A(3) shall apply to Executive so long as Executive is receiving compensation from the Company. The obligations specified in Paragraph 5A (4) are of a continuing nature and shall remain in full force and effect at all times during and beyond Executive's period of employment.

                  C. Executive expressly agrees and understands that the remedy at law for any breach of this Paragraph 5 will be inadequate and that the damages following from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that Employer shall be entitled to immediate injunctive relief, and if the Court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this Paragraph 5 shall be deemed to limit Employer's remedies at law or in equity for any breach by Executive of the provisions of this Paragraph 5 that may be pursued or availed of by Employer. Any covenant on Executive's part contained hereinabove which may not be specifically enforceable shall nevertheless, if breached, give rise to a cause of action for monetary damages.

                  D. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under this Paragraph 5 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Executive.

                  E. For the purposes of this Paragraph 5, the term "Employer" shall be deemed to include any of Employer's parents, subsidiaries, affiliates, successors or assigns.

                  F. If any of the covenants contained in this Paragraph 5 are determined by final judgment of a court of competent jurisdiction to be unenforceable or invalid because of the geographic scope or time duration of such restrictions, such provisions will be deemed retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid. However, no such retroactive modification will affect any of Employer's rights hereunder arising out of the breach of any such covenant, including without limitation, Employer's right to terminate this


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Agreement without further liability to Executive. The parties hereby authorize a court of competent jurisdiction to reform this Agreement to give effect to the retroactive modification provisions contained in this Paragraph 5F.

                  G. The obligations specified in Paragraph 5 shall survive the Term and any early termination of this Agreement.

         6. TERMINATION BY REASON OF ILLNESS, INCAPACITY OR DEATH

                  The employment of Executive under this Agreement may be terminated by:

                  A. Employer on thirty (30) days' written notice in the event of Executive's total disability (which shall be deemed to mean Executive's failure to substantially discharge his duties under this Agreement for at least six (6) consecutive months due to Executive's physical or mental illness or other physical disability), and upon such termination Executive shall be entitled to:

                          (1) Base Salary through the date of termination;

                          (2) any bonuses awarded through the date of
termination, but not yet paid;

                          (3) long-term disability payments under Employer's
long-term disability plan or program as the same shall be in effect on the date of termination;

                          (4) reimbursement in accordance with this Agreement of
any business expenses incurred by Executive but not yet paid on the date of termination; and

                          (5) other benefits to which he is then entitled in
accordance with applicable plans and programs of Employer.

                  Notwithstanding anything to the contrary contained in this subparagraph 6A, in no event shall Executive be entitled to benefits upon a termination of employment pursuant to this subparagraph 6A that are greater than the employment benefits given to executives of Employer of comparable status at the time of such termination.

                  B. Executive's death, in which case, all obligations of Employer under this Agreement shall terminate other than the payment of that portion of Base Salary on a pro-rata basis accrued to the date of death, any bonuses awarded prior to the date of death but not yet paid, plus reimbursement of all expenses reasonable incurred by Executive in performing his


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responsibilities and duties for Employer prior to and including such date of death and the payment of any applicable insurance proceeds.

         7. TERMINATION FOR CAUSE

                  A. The employment of Executive under this Agreement may be terminated by Employer for cause at any time, in which event Employer shall have no further liability to Executive hereunder except for the payment of any accrued but yet unpaid portion of Base Salary through the date of termination and any other monies Executive is entitled to receive pursuant to Employer's policies or benefit plans as of the date of termination. For purposes hereof, the term "cause" includes but is not limited to:

                          (1) Executive's misconduct, including but not limited
to, dishonesty, insubordination, inattention to Employer's business, failure to substantially perform his duties, failure to comply with Employer's policies, procedures, guidelines, instructions or directions, or other material breach of this Agreement;

                          (2) Executive's material breach of any provision of
this Agreement relating to the covenants in Paragraph 5 hereof or the prohibited activities in Paragraph 1C hereof;

                          (3) Executive's failure to make timely application and
qualify (or after having so qualified, being thereafter disqualified) under any suitability or licensing requirement to which Executive may be subject by reason of his position with Employer and its parent, affiliates or subsidiaries; or

                          (4) A termination of this Agreement by the Employer
that follows a request by Executive that he be permitted to cancel or terminate this Agreement before the expiration of the Term.

                          (5) A termination of this Agreement pursuant to
Paragraph 9 below.

                  B. Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Agreement or otherwise.

         8. TERMINATION WITHOUT CAUSE

                  Employer shall have the right to terminate this Agreement without cause at any time during the Term of this Agreement by written notice to Executive, the effective date of termination as specified in such notice shall be referred to as the "Early Termination Date." Non-renewal of this Agreement shall not constitute termination without cause. Except as otherwise provided in


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Employer's benefit plans, by COBRA, or other law, Executive's right to participate in the benefit plans of Employer shall cease three (3) months following the Early Termination Date or the end of the Term, whichever period is longer ("Early Termination Benefits"). In the event Employer elects to terminate this Agreement without cause, in addition to any monies which Executive is entitled to receive pursuant to Employer's policies or benefit plans, Executive shall be entitled to receive his Base Salary at his current rate of pay ("Base Salary Payment") and any bonus payment he would otherwise have been entitled to ("Bonus Payment") through the end of the Term or for a period of three (3) months, whichever period of time is longer. Collectively, such "Base Salary Payment" and "Bonus Payment" may be hereinafter referred to as "Early Termination Payment". Executive's entitlement to such Early Termination Payment and Early Termination Benefits survives the Term of this Agreement. In other words, absent a renewal of this Agreement, if Executive is terminated without cause in month 14 of employment, he shall be entitled to an Early Termination Payment equal to three (3) months Base Salary Payment and Bonus Payment, if any, payable or otherwise based on performance during this period, and Early Termination Benefits for a period of three (3) months.

                  The Base Salary less applicable deductions and withholdings shall be paid in equal installments (the "Installment Payments") during the period commencing on the Early Termination Date (the "Base Salary Payment Period") in accordance with Employer's payroll practices (but not less often than twice a month). However, if during the Base Salary Payment Period, Executive becomes self-employed or becomes employed by or becomes an independent contractor or consultant to another person or entity (collectively, "New Employment"), all future Installment Payments will be offset by any earnings or other monies received from the New Employment. Executive will immediately provide notice to Employer (in accordance with Paragraph 12 below) of any New Employment and provide Employer with documentation which reflects Employee's compensation with respect thereto. Employer shall be entitled to recover from Executive any overpayment of the Base Salary which results from Employee's failure to disclose New Employment or from Employee's failure to accurately inform Employer of the amount of compensation received by Employee in connection with such New Employment.

         Executive agrees that in the event this Agreement is terminated by Employer without cause, the Early Termination Payment shall constitute Executive's sole and exclusive remedy for the termination of his employment and the termination of this Agreement. Executive acknowledges he has been advised it is Employer's policy that payment of annual or other bonuses is solely a matter of Employer's discretion, and Executive agrees that in the event of his termination without cause, he has no legal right to the payment of the Bonus Payment or any other bonus, other than as specified above. Upon tender of any Bonus Payment by Employer, without any further action or notice on the part of any party, Executive, if he accepts such Bonus Payment, shall be deemed to have


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released Employer, its parents, subsidiaries, affiliates, successors and assigns, and the officers, directors, agents and employees of each of them, from any and all claims, liabilities, judgments and expenses (including attorney's fees) arising from Executive's employment with Employer and the termination thereof (including, but not limited to, claims arising from the termination of this Agreement), but not a release of any right Executive may have to receive the unpaid portion of the Base Salary.

         9. COMPLIANCE COMMITTEE APPROVAL

                  Executive shall cooperate with requests for information, documentation or assurances from the Company Compliance Committee throughout his period of employment with the Company. In the event the Compliance Committee, in its absolute discretion, determines that Executive's continued employment with the Company may adversely affect the licensing status of Employer or any of its parents, subsidiaries, affiliates, successors and assigns with any gaming or other regulatory agency, Employer shall have the right to immediately terminate this Agreement without further liability to Executive, other than for payment of monies as specified above in Paragraph 7.

         10. SEVERABILITY

                  The provisions of this Agreement are severable, and if any one or more provisions shall be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

         11. BINDING AGREEMENT

                  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon Employer and its successors and assigns, and the rights and obligations of Executive under this Agreement shall inure to the benefit of Executive and shall be binding upon Executive, his heirs, personal representatives, and estate.

         12. NOTICES

                  Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received or within five (5) days of deposit in the United States mail, postage prepaid, registered or certified, return receipt requested, whichever is earlier. If mailed to Employer, it shall be addressed to such Employer at its principal place of business, Attention: General Counsel, and if mailed to Executive, it shall be addressed to him at his last known home address or such other addresses as Employer or Executive may hereafter designate in writing to the other.

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         13. WAIVER

                  The failure of Employer or Executive to enforce any provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof nor prevent them thereafter from enforcing each and every other provision of this Agreement. The rights granted Employer and Executive are cumulative, and the waiver of any single remedy shall not constitute a waiver of their right to assert all other legal remedies available to it under the circumstances.

         14. COMPLIANCE WITH IRC SECTION 409A. Notwithstanding anything herein to the contrary, (i) if upon the date of Executive's employment termination, the Executive is a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Managers of the Company, that does not cause such an accelerated or additional tax.

         15. GOVERNING LAW

                  This Agreement shall be governed by and construed and interpreted according to the laws of the State of Mississippi without reference to principles of conflict of laws.

         16. VENUE

                  The parties agree that proper venue for any suit commenced with respect to this Agreement shall be in Mississippi.

         17. CAPTIONS AND PARAGRAPH HEADINGS

                  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

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         18. ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement between the Parties, supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification or attempted waiver of this Agreement shall be valid unless in writing and signed by the Parties. This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same document.

         19. SURVIVAL

                  In addition to the survival of any terms specified above, the following Paragraphs shall survive any termination of this Agreement: 1.B, 1.C, 5, 7, and 8.


                         (Signatures on following page)























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         IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the date first written above.




                                    PREMIER ENTERTAINMENT BILOXI, LLC
                                    d/b/a HARD ROCK HOTEL & CASINO BILOXI

                                    By: /s/ Joseph Billhimer
                                        ---------------------------------------
                                        Joseph Billhimer
                                        President and Chief Operating Officer


                                    EXECUTIVE

                                    By: /s/ Robert Callaway
                                        ---------------------------------------
                                        Robert Callaway






















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